Exhibit 99.4

Cott and Aimia Unaudited Pro Forma Condensed Combined Financial Statements

On May 30, 2014, the United Kingdom / Europe (“U.K.”) Business Unit of Cott Corporation (“Cott” or the “Company”) entered into a Share Purchase Agreement (the “SPA”) pursuant to which it acquired on that date all of the issued share capital of Aimia Foods Holdings Limited (“Aimia”). Aimia, a privately-held company headquartered in Merseyside, United Kingdom, manufactures, sells and distributes food and beverages, including hot chocolate, coffee, malt drinks, creamers/whiteners and cereals. The purchase price under the SPA, based on exchange rates in effect on the acquisition date of May 30, 2014, includes the payment of approximately $80.4 million at closing plus a $7.2 million adjustment for working capital, $33.5 million in deferred consideration payable in September 2014, and on-target earnout consideration of $20.1 million, with a minimum earnout consideration of $13.4 million and a maximum earnout consideration of $26.9 million, based upon the achievement of certain performance measures during the twelve months ending July 1, 2016. The SPA contains representations, warranties, covenants and conditions that the Company believes are customary for a transaction of this size and type, as well as indemnification provisions subject to specified limitations.

The unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the acquisition of Aimia, including related financing. The unaudited pro forma condensed combined balance sheet combines the historical consolidated balance sheet of Cott, derived from the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”) on May 8, 2014, and the historical consolidated balance sheet of Aimia, giving effect to the acquisition of Aimia as if it had occurred on March 29, 2014. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 28, 2013, and for the three months ended March 29, 2014 combines the historical consolidated statements of operations of Cott, derived from the Company’s Form 10-K filed with the SEC on February 24, 2014 and Form 10-Q filed on May 8, 2014, and the historical consolidated profit and loss accounts of Aimia, giving effect to the acquisition of Aimia as if it had occurred on December 30, 2012. The historical financial information of Aimia in the condensed combined statements of operations for the twelve months ended December 31, 2013 is calculated by adding the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2013 and the audited historical financial information of Aimia in the consolidated profit and loss account for the year ended June 30, 2013, and subtracting the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2012. The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the acquisition of Aimia, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements and:

•	the audited historical financial statements of Cott Corporation, as of and for the year ended December 28, 2013, included in Cott’s Annual Report on Form 10-K filed with the SEC on February 24, 2014;

•	the unaudited historical financial statements of Cott Corporation, as of and for the three months ended March 29, 2014 and the three months ended March 30, 2013, included in Cott’s Quarterly Report on Form 10-Q filed with the SEC on May 8, 2014;

•	the audited historical financial statements of Aimia as of and for the year ended June 30, 2013, included in this Current Report on Form 8-K; and

•	the unaudited historical financial statements of Aimia as of and for the six months ended December 31, 2013 and the six months ended December 31, 2012, and as of and for the three months ended March 31, 2014 included in this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting, with Cott treated as the acquirer. The unaudited pro forma condensed combined financial statements will differ from our final acquisition accounting for a number of reasons, including the fact that our estimates of fair values of assets and liabilities acquired are preliminary and subject to change when our formal valuation and other studies are finalized. The differences that will occur between the preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. They have been prepared in accordance with Article 11 of Regulation S-X of the SEC and are not necessarily indicative of what our financial position or results of operations actually would have been had we completed the acquisition of Aimia at the dates indicated, nor do they purport to project the future financial position or operating results of the combined company. The unaudited pro forma condensed combined statements of operations do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including synergies, directly related to the acquisition of Aimia.

Cott Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 29, 2014

	Historical at March 29, 2014		Proforma Adjustments
									Pro Forma Combined at
	Cott	Aimia	UK to US GAAP		Bond Offering		Purchase Accounting		March 29, 2014
	(In millions of U.S. Dollars)
ASSETS
Current Assets		A	A				A
Cash & cash equivalents	$40.6	$15.3	$—		$111.8	C	$(86.7)	D	$81.0
Accounts receivable, net of allowance	237.9	11.5	—		—		—		249.4
Income taxes recoverable	1.1	—	—		—		—		1.1
Inventories	249.0	8.3	—		—		1.2	E	258.5
Prepaid expenses and other current assets	19.1	1.1	—		—		—		20.2

Total current assets	547.7	36.2	—		111.8		(85.5)		610.2
Property, plant and equipment, net	472.6	5.8	3.0	B	—		1.6	F	483.0
Goodwill	136.5	10.0	5.1	B	—		31.7	G	183.3
Intangibles and other assets, net	292.1	1.1	0.2	B	5.6	C	83.8	H	382.8
Deferred income taxes	4.9	0.4	—		—		—		5.3
Other tax receivable	0.4	—	—		—		—		0.4

Total assets	$1,454.2	$53.5	$8.3		$117.4		$31.6		$1,665.0

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$130.9	$—	$—		$—		$—		$130.9
Current maturities of long-term debt	3.9	2.2	—		—		(2.2)	I	3.9
Accounts payable and accrued liabilities	273.8	22.0	0.3	B	(8.3)	C	34.6	D	322.4

Total current liabilities	408.6	24.2	0.3		(8.3)		32.4		457.2
Long-term debt	387.8	5.2	—		150.0	C	(5.2)	I	537.8
Deferred income taxes	41.8	—	—		—		17.3	J	59.1
Other long-term liabilities	20.8	—	2.7	B	—		18.3	D	41.8

Total liabilities	859.0	29.4	3.0		141.7		62.8		1,095.9
Equity
Capital stock	393.6	0.8	—		—		(0.8)	K	393.6
Additional paid-in capital	44.2	—	—		—		—		44.2
Retained earnings	167.3	23.3	5.3	B	(24.3)	C	(30.4)	K	141.2
Accumulated other comprehensive loss	(18.5)	—	—		—		—		(18.5)
Non-controlling interests	8.6	—	—		—		—		8.6

Total equity	595.2	24.1	5.3		(24.3)		(31.2)		569.1

Total liabilities and equity	$1,454.2	$53.5	$8.3		$117.4		$31.6		$1,665.0

Cott Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the three months ended March 29, 2014

	Historical for the three months
	ended March 29, 2014		Proforma Adjustments
									Pro Forma Combined for
	Cott	Aimia	UK to US GAAP		Bond Offering		Purchase Accounting		the three months ended March 29, 2014
			(In millions of U.S. Dollars)
		A	A				A
Revenue, net	$475.1	$29.8	$0.1	B	$—		$—		$505.0
Cost of sales	424.8	22.0	0.1	B	—		0.4	G	447.3

Gross profit	50.3	7.8	—		—		(0.4)		57.7
Selling, general and administrative expenses	42.3	3.3	(0.2)	C	—		1.0	G	46.4
Loss on disposal of property, plant and equipment	0.1	—	—		—		—		0.1
Restructuring and asset impairments									—
Restructuring	2.2	—	—		—		—		2.2
Asset impairments	1.6	—	—		—		—		1.6

Operating income	4.1	4.5	0.2		—		(1.4)		7.4
Other (income) expense, net	(2.3)	—	(0.0)	D	—		—		(2.3)
Interest expense, net	9.8	0.1	—		(0.5)	F	(0.1)	H	9.3

Income (loss) before income taxes	(3.4)	4.4	0.2		0.5		(1.3)		0.4
Income tax (benefit) expense	(0.9)	1.0	0.1	E	0.1	E	(0.3)	E	(0.0)

Net income (loss)	$(2.5)	$3.4	$0.2		$0.4		$(1.0)		$0.4
Less: Net income attributable to non-controlling interest	1.4	—	—		—		—		1.4

Net loss attributed to Cott Corporation	$(3.9)	$3.4	$0.2		$0.4		$(1.0)		$(1.0)

Net income per common share
Basic	$(0.04)								$(0.01)
Diluted	$(0.04)								$(0.01)
Weighted average outstanding shares (in thousands)
Basic	94,319								94,319
Diluted	94,319								94,319

Cott Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 28, 2013

	Historical for the year ended
	December 28, 2013		Proforma Adjustments
									Pro Forma Combined
	Cott	Aimia	UK to US GAAP		Bond Offering		Purchase Accounting		for the year ended December 28, 2013
			(In millions of U.S. Dollars)
		A	A				A
Revenue, net	$2,094.0	$98.3	$0.1	B	$—		$—		$2,192.4
Cost of sales	1,842.0	75.2	0.1	B	—		2.8	G	1,920.1

Gross profit	252.0	23.1	—		—		(2.8)		272.3
Selling, general and administrative expenses	160.4	10.3	(0.7)	C	—		4.5	G	174.5
Loss on disposal of property, plant and equipment	1.0	—	—		—		—		1.0
Restructuring and asset impairments
Restructuring	2.0	—	—		—		—		2.0
Asset impairments	—	—	—		—		—		—

Operating income	88.6	12.8	0.7		—		(7.3)		94.8
Other (income) expense, net	12.8	—	(0.1)	D					12.7
Interest expense, net	51.6	0.2	—		(2.1)	F	(0.2)	H	49.5

Income before income taxes	24.2	12.6	0.8		2.1		(7.1)		32.6
Income tax (benefit) expense	2.2	2.9	0.2	E	0.2	E	(1.6)	E	3.9

Net income	$22.0	$9.7	$0.6		$1.9		$(5.5)		$28.7
Less: Net income attributable to non-controlling interest	5.0	—	—		—		—		5.0

Net income attributed to Cott Corporation	$17.0	$9.7	$0.6		$1.9		$(5.5)		$23.7

Net income per common share
Basic	$0.18								$0.25
Diluted	$0.18								$0.25
Weighted average outstanding shares (in thousands)
Basic	94,750								94,750
Diluted	95,633								95,633

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The historical financial information of Cott is presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP. The historical financial information of Aimia is presented in accordance with accounting principles generally accepted in the United Kingdom, or U.K. GAAP. The unaudited pro forma condensed combined balance sheet at March 29, 2014 was prepared using the historical unaudited consolidated balance sheets of Cott and Aimia as of March 29, 2014 and March 31, 2014, respectively. The unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013 was prepared using the historical audited consolidated statements of operations of Cott for the fiscal year ended December 28, 2013 and the historical audited consolidated profit and loss account of Aimia for the fiscal year ended June 30, 2013 and the historical unaudited consolidated profit and loss accounts of Aimia for the six month periods ended December 31, 2013 and December 31, 2012. The unaudited pro forma condensed combined statement of operations for the three months ended March 29, 2014 was prepared using the historical unaudited consolidated statements of operations of Cott for the three months ended March 29, 2014 and the unaudited consolidated profit and loss account of Aimia for the three months ended March 31, 2014. The historical financial information of Aimia in the condensed combined statements of operations for the twelve months ended December 28, 2013 is calculated by adding the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2013 and the audited historical financial information of Aimia in the consolidated profit and loss account for the year ended June 30, 2013, and subtracting the unaudited historical financial information of Aimia in the consolidated profit and loss account for the six months ended December 31, 2012. Certain historical financial information of Aimia has been reclassified to conform to the presentation of historical financial information of Cott.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting. Pursuant to the terms of the SPA, Cott is treated as the acquirer of Aimia. Accordingly, we have adjusted the historical consolidated balance sheets to give effect to the impact of the consideration issued in connection with the acquisition of Aimia as if the acquisition occurred on March 29, 2014. The historical consolidated statements of operations and profit and loss accounts have been adjusted to give effect to the impact of the acquisition and related financing as if the acquisition occurred on December 30, 2012. The purchase price has been allocated in the unaudited pro forma condensed combined balance sheet, based on management’s preliminary estimate of their respective values. Definitive allocations of the purchase price will be performed based on the exchange rates in affect on the acquisition date. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary based on exchange rates in effect on March 29, 2014, and have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after the finalization of our valuation studies. For example, if the value of the finite-lived intangible assets increased by 10%, annual pro forma operating income would decrease by approximately $0.5 million. The unaudited pro forma condensed combined statements of operations also include certain acquisition accounting adjustments that are expected to have a continuing impact on the combined results, such as changes in interest expense related to debt refinancing and amortization of acquired assets.

Note 2—Preliminary Purchase Price Allocation

The purchase price for the acquisition of Aimia is $137.5 million based on a pound sterling to U.S. dollar conversion rate of 1.6625 as if the acquisition was completed on March 29, 2014. The purchase price included $86.7 million payable in cash at closing, which includes a payment for working capital, $33.1 million in deferred consideration to be paid in September 2014 and contingent consideration of up to $26.5 million if certain performance measures during the twelve months ending July 1, 2016 are achieved. This contingent consideration is payable in August 2016. For purposes of the unaudited pro forma condensed combined financial statements the contingent consideration is treated as fully earned at a target amount of $17.7 million, which is the estimated fair value of the contingent consideration.

The purchase price of $137.5 million has been allocated to the assets acquired and the liabilities assumed as follows (in millions):

Cash and cash equivalents	$15.3
Accounts receivable	11.5
Inventories	9.5
Prepaid expenses and other current assets	1.1
Property, plant and equipment	10.4
Identifiable intangibles and other assets	85.1
Goodwill	46.8
Deferred income taxes	(16.9)
Accounts payable and accrued liabilities	(22.0)
Other long term liabilities	(3.3)

Total purchase price	$137.5

For the purpose of preparing the unaudited pro forma condensed combined financial statements, certain of the assets acquired and liabilities assumed have been measured at their estimated fair values as of March 29, 2014. A final determination of fair values will be based on the actual assets and liabilities that existed on the date of the closing of the acquisition of Aimia and on our formal valuation and other studies when they are finalized. Accordingly, the fair values of the assets and liabilities included in the table above are preliminary and subject to change pending additional information that may become known as well as for changes in the exchange rate between the pound sterling and the U.S. dollar subsequent to March 29, 2014 to the acquisition date. An increase in the fair value of inventory, property, plant and equipment, or any identifiable intangible assets will reduce the amount of goodwill in the unaudited pro forma condensed combined financial statements, and may result in increased cost of sales, depreciation, and/or amortization expense.

The following outlines the adjustments made to Aimia’s assets and liabilities in connection with the preparation of these unaudited pro forma condensed combined financial statements:

Intangible Assets: Based on our initial assessments as well as discussions with Aimia management and our external valuation advisors, Cott identified customer relationships and licensing agreements as the most significant intangible assets. The determination of fair value for these assets was determined using the excess earnings method and is primarily based upon expected discounted cash flows according to currently available information, such as Aimia’s historical and projected revenues, customer attrition rates, licensing agreement terms and certain other high level assumptions. Cott assigned a value of $75.7 million to customer relationships and licensing agreements, the values of which were estimated with the assistance of our external third party valuation advisors. The estimated economic life is 15 years. Based on these assumptions our annual amortization for customer relationships and licensing agreements is approximately $5.0 million.

The fair value and estimated economic life assigned to the intangible assets are preliminary estimates and the final fair values and/or lives may be different. We also may identify additional intangible assets as we integrate Aimia’s operations. The difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements.

Inventories: Inventories reflect an adjustment of $1.2 million to reflect the fair value of the inventories on hand. This step-up in inventory effectively represents the net realizable value of Aimia’s finished goods inventories less expected selling costs and thus will temporarily impact our gross margins after closing until such inventory has been sold. Therefore, this step-up amount is considered non-recurring and is not included in the unaudited pro forma condensed combined statement of operations for the three month period ended March 29, 2014 as it would have only impacted gross margins in the year ended December 28, 2013.

Contingent Consideration: Pursuant to the SPA, Cott is required to make a contingent consideration payment based on certain adjusted earnings targets for Aimia for the twelve months ending July 1, 2016. We have adjusted these unaudited condensed combined pro forma financials for the estimated fair value of the expected payment amounts of $17.7 million. The fair value of the contingent consideration was determined by estimating the probability of achieving the various earnings targets and taking a weighted average. This value was then discounted to present value utilizing a discount factor. The estimated payment is preliminary and is subject to a number of factors that may cause the actual results to differ materially.

Debt: Approximately $7.4 million of Aimia’s debt associated with capital leases was repaid prior to the acquisition date by the former owners of Aimia.

Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the consideration expected to be transferred and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized and is subject to an annual fair value impairment test. None of the goodwill is expected to be deductible for tax purposes.

Property, Plant and Equipment: The acquired property, plant and equipment includes an adjustment to the historical net book value of $4.6 million to reflect the fair value of the acquired assets.

Note 3—Adjustments to U.K. GAAP

For the purpose of presenting the unaudited condensed combined financial statements, certain adjustments were made to the historical financial information of Aimia to present it in accordance with U.S. GAAP.

Note 4—Adjustments to unaudited Pro Forma Condensed Combined Balance Sheets

A—These amounts in millions of U.S. Dollars have been converted from pounds sterling at a conversion rate of 1.6625, which approximates the exchange rate at March 29, 2014.

B—These adjustments are to reflect the historical balances of Aimia in accordance with U.S. GAAP. The $5.1 million reverses the cumulative amortization of goodwill. The $0.2 million increases the value of an Aimia investment in a joint venture that was historically held at cost that would be accounted for under the equity method of accounting in U.S. GAAP. These adjustments are offset by an increase to retained earnings of $5.3 million. The increase to property, plant and equipment is to account for the portion of machinery and equipment financed by a customer net of accumulated depreciation of $3.0 million and the unamortized portion of the machinery and equipment cost financed by the customer, of which $0.3 million would be recognized in the next 12 months, with the remaining $2.7 million to be recognized in revenue over the remaining term of the agreement with that customer, or the equipment useful life, whichever is less.

C—These adjustments display the impact of the repayment of Cott’s 8.125% senior notes due 2018 (the “2018 Notes”) with the 5.375% senior notes due 2022 (the “2022 Notes”), and all related transaction costs. A portion of the remaining proceeds from the 2022 Notes after repayment of the 2018 Notes were used to fund the initial cash payment and working capital amounts due to the sellers of Aimia of $86.7 million. These amounts represent additional borrowings of $525.0 million under the 2022 Notes, net of a repayment of $375.0 million of the 2018 Notes, which included an accrued interest repayment of $10.1 million which is reflected as a decrease to accounts payable and accrued liabilities, and a repayment premium on the 2018 Notes of $20.0 million, tender related expenses of $0.2 million and amortization of deferred financing costs associated with the repaid 2018 Notes of $4.1 million. Underwriter and third party expenses associated with the 2022 Notes of $9.7 million were capitalized, of which $1.8 million is reflected as an increase to accounts payable and accrued liabilities.

D—Represents the initial cash payment and working capital adjustment payment of $86.7 million, the deferred consideration payable in September 2014 of $33.1 million, and the contingent earn-out consideration of $17.7 million payable in August of 2016, as well as an estimated $3.3 million related to an Aimia tax liability. The $3.3 million liability has been offset by an indemnification asset. See comment H. Accounts payable and accrued liabilities also contains an adjustment of $1.8 million related to Aimia related acquisition costs, which are offset in retained earnings. See comment K. Those acquisition costs, including financial and legal advisory fees, are excluded from the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 28, 2013 and for the three months ended March 29, 2014, as they are considered non-recurring. This adjustment also includes the elimination of the deferred income amounts associated with the portion of historical cost of machinery and equipment financed by a customer, as there is no continuing obligation to the Company associated with this deferred income and as such, has no fair value.

E—This adjustment reflects an increase in the value of inventory to record at fair value. The fair value of raw materials inventory is assumed to be equivalent to the most recent purchase price. The fair value of finished goods inventory is based upon expected selling price, less associated costs of disposal, including a reasonable margin associated with the disposition.

F—This amount represents the adjustment necessary to record the property, plant and equipment acquired in the acquisition of Aimia at fair value.

G—This adjustment reflects the preliminary estimate of goodwill from the acquisition of Aimia after allocating the purchase price to the fair value of net assets acquired and liabilities assumed, net of elimination of Aimia goodwill of $15.1 million.

H—This adjustment reflects the preliminary valuation of approximately $75.7 million of identifiable customer relationships and licensing agreements, $1.5 million of trademark assets, and $2.8 million attributed to non-competition agreements, as well as $0.5 million related to adjusting the Aimia joint venture investment to fair value, and an indemnification asset of $3.3 million related to expected indemnification for an Aimia tax liability. See comment D.

I—This adjustment reflects the elimination of current and long-term portions of unamortized capital lease balances which were paid off by the former owners of Aimia prior to the acquisition of Aimia by the Company.

J—This adjustment reflects the deferred tax liabilities recognized on new book to tax basis difference in acquired property, plant and equipment, inventories and intangible assets, as well as the increase in fair value recorded associated with the joint venture investment accounted for under the equity method.

K—These adjustments reflect the elimination of historical share capital and retained earnings of Aimia, as well as an adjustment to recognize $1.8 million of Aimia related acquisition costs.

Note 5—Adjustments to unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 29, 2014

A—These amounts in millions of U.S. Dollars have been converted from pounds sterling at a conversion rate of 1.65407, which approximates the average exchange rate over the period from December 29, 2013 through March 29, 2014.

B—This adjustment is to reflect the amortization of the deferred income associated with the portion of the historical cost of machinery and equipment financed by a customer, and an increase in depreciation expense associated with the increase in historical cost of the equipment in accordance with U.S. GAAP. The machinery and equipment was historically recorded under U.K. GAAP at the portion of the historical cost of the equipment paid by Aimia.

C—This adjustment is to reflect the historical balances of Aimia in accordance with U.S. GAAP. The decrease in selling, general and administrative expenses of $0.2 million reverses the amortization of goodwill recognized by Aimia in accordance with U.K. GAAP during the three months ended March 29, 2014.

D—The $0.0 million increase in other income reflects Aimia’s equity in earnings of its joint venture investment in accordance with U.S. GAAP equity method of accounting for investments, which was previously accounted for at cost under U.K. GAAP. The amount recognized was less than $100,000 and as such is not reflected in the rounding.

E—The adjustment in the bond offering column assumes income taxes assessed at the same effective rate applicable to Cott Corporation, as those transactions are specific to the Company. The adjustments in the other pro forma adjustment columns assume income taxes based on Aimia’s historical statutory income tax rate. However, the effective tax rate of the combined company could be significantly different, depending on post-acquisition activities.

F—This adjustment represents an interest rate savings associated with the refinance of the 2018 Notes with the 2022 Notes and reducing the interest rate from 8.125% to 5.375%, including the impact of the change in amortization of deferred financing costs.

G—This adjustment represents an increase in amortization expense for the fair value of intangible assets acquired in the acquisition of Aimia, as well as an increase in depreciation for the step up of acquired property, plant and equipment to their fair values as of the acquisition date totaling $1.7 million, of which $1.3 million is related to the amortization of the customer relationships and licensing agreements intangible assets recorded as an adjustment to selling, general and administrative expenses. The adjustment to selling, general and administrative expenses was reduced by $0.3 million to eliminate certain acquisition related costs reflected in the historical profit and loss accounts of Aimia for the three months ended March 29, 2014. Those acquisition costs, which included financial and other advisory fees, are excluded from the unaudited pro forma condensed combined statement of operations for the three months ended March 29, 2014, as they are considered non-recurring.

H—This adjustment reverses the historical interest expense of Aimia as all interest bearing liabilities were repaid by the former owners of Aimia prior to the acquisition.

Note 6—Adjustment to unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 28, 2013

A—These amounts in millions of U.S. Dollars have been converted from pounds sterling at a conversion rate of 1.56433, which approximates the average exchange rate over the period from December 30, 2012 through December 28, 2013.

B—This adjustment is to reflect the amortization of the deferred income associated with the portion of the historical cost of machinery and equipment financed by a customer, and an increase in depreciation expense associated with the increase in historical cost of the equipment in accordance with U.S. GAAP. The machinery and equipment was historically recorded under U.K. GAAP at the portion of the historical cost of the equipment paid directly by Aimia.

C—This adjustment is to reflect the historical balances of Aimia in accordance with U.S. GAAP. The decrease in selling, general and administrative expenses of $0.7 million reverses the amortization of goodwill recognized by Aimia in accordance with U.K. GAAP during the year ended December 28, 2013.

D—The $0.1 million increase in other income reflects Aimia’s equity in earnings of its joint venture investment in accordance with U.S. GAAP equity method of accounting for investments, which was previously accounted for at cost under U.K. GAAP.

E—The adjustment in the bond offering column assumes income taxes assessed at the same effective rate applicable to Cott Corporation, as those transactions are specific to the Company. The adjustments in the other pro forma adjustment columns assume income taxes based on Aimia’s historical statutory income tax rate. However, the effective tax rate of the combined company could be significantly different, depending on post-acquisition activities.

F—This adjustment represents an interest rate savings associated with the refinance of the 2018 Notes with the 2022 Notes and reducing the interest rate from 8.125% to 5.375%, including the impact of the change in amortization of deferred financing costs.

G—This adjustment represents an increase in amortization expense for the fair value of intangible assets acquired in the acquisition of Aimia, as well as an increase in depreciation for the step up of acquired property, plant and equipment to their fair values as of the acquisition date totaling $6.4 million, of which $4.7 million is related to the amortization of the customer relationships and licensing agreements intangible assets recorded as an adjustment to selling, general and administrative expenses. The adjustment to selling, general and administrative expenses was reduced by $0.2 million to eliminate certain acquisition related costs reflected in the historical profit and loss accounts of Aimia for the year ended December 28, 2013. Those acquisition costs, which included financial and other advisory fees, are excluded from the unaudited pro forma condensed combined statement of operations for the year ended December 28, 2013, as they are considered non-recurring. The remaining $1.1 million is attributable to an increase in cost of goods sold associated with the increase in fair value of acquired finished goods inventories sold during the year ended December 28, 2013.

H—This adjustment reverses the historical interest expense of Aimia as all interest bearing liabilities were repaid by the former owners of Aimia prior to the acquisition.